UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Viviano             Joseph P
   Corporate Headquarters
   100 Crystal A Drive
   Hershey,       PA     17033
2. Issuer Name and Ticker or Trading Symbol
   Hershey Foods Corporation (HSY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November 1997
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President and Chief Operating
   Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  11/24/97    S        1,740.0000    D  $60.9375                    D
Common Stock                                  11/28/97    G    V   407.0000      D  $61.3750     60,816.0000    D
Common Stock                                                                                     180.2825       I  401(k) Plan
Common Stock                                                                                     23,430.0000    I  by Spouse
Common Stock                                                                                     8,845.1933     I  by Trusts (1)

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:

(1)
These shares are held in trusts for the benefit of the reporting person's adult children and two grandchildren.  The reporting person's wife is trustee for each of the said trusts.  The filing of this form does not constitute an admission that the reporting person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity

SIGNATURE OF REPORTING PERSON
/S/ Viviano      Joseph P
DATE 12/09/97